Fidelity Rutland Square Trust II issued new classes of shares. Class L and Class N of Strategic Advisers Core Income Multi-Manager Fund commenced operations on November 12, 2013. Class L and Class N of Strategic Advisers Emerging Markets Fund of Funds commenced operations on November 12, 2013. Class L and Class N of Strategic Advisers Income Opportunities Fund of Funds commenced operations on November 12, 2013. Class L and Class N of Strategic Advisers International Multi-Manager Fund commenced operations on November 12, 2013. Class L and Class N of Strategic Advisers Small-Mid Cap Multi-Manager Fund commenced operations on November 12, 2013.